Exhibit 3.1

ARTICLES OF INCORPORATION
OF
WEXFORD SHIPPING COMPANY (THE “CORPORATION”)
PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Marshall Islands Business Corporations Act, does hereby make, subscribe, acknowledge and file with the Registrar of Corporations this instrument for that purpose, as follows:

A.                                   The name of the Corporation shall be:

Wexford Shipping Company

B.                                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).

C.                                     The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc. However, the Board of Directors may establish branches, offices or agencies in any place in the world and may appoint legal representatives anywhere in the world.

D.                                    (a)           The aggregate number of shares of common stock that the Corporation is authorized to issue is seventy-five million (75,000,000) registered shares with a par value of one-tenth of one cent (US$0.001).

(b)                                 The Corporation is authorized, without further vote or action by the shareholders, to issue five million (5,000,000) registered preferred shares with a par value of one-tenth of one cent (US$0.001). The Board of Directors shall have the authority to establish such series of preferred shares, with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolutions providing for the issue of such preferred shares.

E.                                      No holder of shares of the Corporation shall, by reason thereof, have any preemptive or other preferential right to acquire, by subscription or otherwise, any unissued or treasury stock of the Corporation, or any other share of any class or series of the Corporation’s shares to be issued because of an increase in the authorized capital stock of the Corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of the Corporation. However, the Board of Directors may issue or dispose of any such unissued or treasury stock, or any such additional authorized issue of new shares or securities convertible into shares upon such terms as the Board of Directors may, in its discretion, determine, without offering to shareholders then of record, or any class of shareholders, any thereof, on the same terms or any terms.

F.                                      The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

G.                                     The name and address of the incorporator is:

Name	Post Office Address

Frederick B. Simon	Wexford Capital LLC Wexford Plaza 411 West Putnam Avenue Greenwich, CT 06830

H.                                    Corporate existence shall begin upon filing these Articles of Incorporation with the Registrar of Corporations as of the filing date stated on these Articles.

I.                                         The Board of Directors of the Corporation shall consist of such number of Directors, not less than three, as shall be determined from time to time by the Board of Directors as provided in the by-laws. Directors shall be elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

J.                                        The Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal by-laws of the Corporation by a vote of not less than a majority of the entire Board of Directors, and the shareholders may not make additional by-laws and may not alter, amend or repeal any by-law. Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article J.

IN WITNESS WHEREOF, I have executed this instrument on this 29th day of April, 2005.

/s/ Frederick B. Simon
Frederick B. Simon
Incorporator